As filed with the Securities and Exchange Commission on August 13, 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Computer Task Group, Incorporated
(Exact name of registrant as specified in its charter)

New York	16-0912632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Delaware Avenue, Buffalo, New York 14209
(Address of Principal Executive Offices, Including Zip Code)

Computer Task Group, Incorporated 2000 Equity Award Plan
(Full Title of the Plan)

Peter P. Radetich, Esq.	Copy to:
Computer Task Group, Incorporated	Ward B. Hinkle, Esq.
800 Delaware Avenue	Hodgson Russ LLP
Buffalo, New York 14209	One M&T Plaza, Suite 2000
(716) 882-8000	Buffalo, New York 14203
(Name, address and telephone number of agent for service)	(716) 856-4000

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock , par value $.01	1,500,000	$2.925	$4,425,000	$560.65

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices for the shares on the New York Stock Exchange composite reporting system on August 11, 2004.

EXPLANATORY NOTE

Reference is made to the Registrant’s Registration Statements No. 333-39936 and 333-91148 on Form S-8 (the "Preceding Registrations"), the contents of which are incorporated in this registration by reference. This registration relates to additional securities of the same class for the same employee benefit plan covered by the Preceding Registrations. Pursuant to General Instruction E of Form S-8, in addition to incorporating the contents of the Preceding Registrations, this registration includes required opinions and consents, the signature page, and any information not in the Preceding Registrations.

PART II

Information Required in the Registration Statement

ITEM 5. Interests of Named Experts and Counsel

Certain legal matters with respect to the Common Stock being offered hereby have been passed upon by Peter P. Radetich, Secretary and General Counsel to the Registrant. As of August 4, 2004, Mr. Radetich beneficially owned Common Stock of the Registrant in an amount equal to less than one percent of the issued and outstanding shares.

ITEM 6. Indemnification of Directors and Officers

The information contained in the Preceding Registrations relating to indemnification of directors and officers is incorporated herein by reference except that it is amended to provide that the Registrant has purchased and is maintaining in effect current directors and officers liability insurance which, in general, provides for indemnification of officers and directors for any damages, costs or expenses up to certain maximum amounts (which may change from time to time), which they are legally required to pay, resulting from any error, misstatement, misleading statement, act, omission, neglect or breach of duty committed, attempted or allegedly committed or attempted by such officers or directors (subject to certain exceptions) solely by reason of their status as such. Such insurance does not cover fines or penalties imposed by law or losses which are not reimbursable by law. If available on terms and conditions deemed reasonable, the Registrant intends to purchase similar insurance in the future.

ITEM 8. Exhibits

4.	Computer Task Group, Incorporated 2000 Equity Award Plan, as amended – incorporated by reference to Exhibit B to the Registrant’s definitive proxy statement, dated April 1, 2004, for its annual meeting of shareholders held on May 5, 2004, as filed with the SEC.

5.	Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel for Registrant as to legality of securities being registered – filed herewith

23.	(a) Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel – contained in Exhibit 5, filed herewith

(b) Consent of KPMG LLP – filed herewith

24.	Power of Attorney -- Included in the signature page for this Registration Statement

ITEM 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Regulation 230.424(b) of the Commission) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on August 4, 2004.

COMPUTER TASK GROUP, INCORPORATED

BY:	/s/ James R. Boldt
James R. Boldt
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints GREGORY M. DEARLOVE and PETER P. RADETICH, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or each of them or their or his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

(a) Principal Executive Officer

/s/ James R. Boldt	Chairman, Chief Executive Officer and Director	August 4, 2004
James R. Boldt

(b) Principal Financial and Accounting Officer

/s/ Gregory M. Dearlove	Senior Vice President and Chief Financial Officer	August 4, 2004
Gregory M. Dearlove

(c) Directors		Date

/s/ James R. Boldt		August 4, 2004
James R. Boldt

/s/ George B. Beitzel
George B. Beitzel		August 4, 2004

/s/ Randall L. Clark		August 4, 2004
Randall L. Clark

Randolph A. Marks		August ___, 2004

/s/ John M. Palms		August 4, 2004
John M. Palms

/s/ Daniel J. Sullivan		August 4, 2004
Daniel J. Sullivan

EXHIBIT INDEX
Exhibit No.	Description	Page or Reference
4	Copy of Computer Task Group, Incorporated 2000 Equity Award Plan	(1)

5	Opinion of Peter P. Radetich, Senior Vice President, Secretary and General Counsel to Registrant as to legality of securities being registered	Page 8

23(a)	Consent of Peter P. Radetich, Senior Vice President, Secretary and General Counsel (included in Exhibit No. 5)	Page 8

23(b)	Consent of KPMG LLP	Page 9

24	Power of Attorney (included on page 5 of this registration statement)

(1)	Filed as Appendix B to the Registrant's definitive Proxy Statement dated April 1, 2004 in connection with the Registrant's annual meeting of shareholders held on May 5, 2004 and incorporated herein by reference.